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                                  EXHIBIT 99.2


                                                               PRESS RELEASE
                                                               Immediate Release


Friede Goldman Halter Contracts to Sell
Friede Goldman Offshore

Friede Goldman Halter Anticipates Sale Completion

GULFPORT MS, November 25, 2002 - Friede Goldman Halter, Inc. (OTCBB: FGHLQ) announced today that the purchaser has completed financing arrangements for the sale of its Friede Goldman Offshore division based in Pascagoula, Mississippi. On November 15, Friede Goldman Halter, Inc. (FGH) entered into a definitive contract to sell the assets of its Offshore division to ACON Offshore Partners LP, a Delaware limited partnership and an affiliate of ACON Investments, in a transaction valued at approximately $61 million (USD).

The sale hearing will take place in the United States Bankruptcy Court for the Southern District of Mississippi, Southern Division, on December 16, 2002. Court approval is expected, with a year-end closing anticipated.

"The FGH Restructuring Committee of the Board of Directors has worked diligently in concert with the Unsecured Creditors Committee to secure this transaction," said Jack Stone, principal, Glass & Associates, Inc. and chief restructuring advisor to FGH. "The sale of the Offshore division represents a determined effort by senior management, our loyal employees, customers and suppliers to complete this process."

Friede Goldman Halter has been advised by ACON Investments that ACON is an international private equity investment firm, which manages investments in the United States, Europe and Latin America. ACON's partnerships typically include sophisticated institutional investors from the U.S., Europe and Latin America. Among its activities, ACON is affiliated with Texas Pacific Group (TPG). TPG manages over $5.7 billion worldwide. Friede Goldman Halter is further informed that ACON typically utilizes a thematic investment approach to identify investments at times of inflection points and that ACON's investment philosophy is to identify opportunities in industries with attractive dynamics and to pursue those opportunities in partnership with established management teams.

Friede Goldman Offshore provides new construction, upgrade and repair of all types of offshore drilling rigs, floating production units, and inland and offshore drilling and derrick barges.

For information regarding this or any of our press releases, contact:
Chris Cunningham
(228) 897-4987
www.fgh.com

*Note: This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of The Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Friede Goldman Halter expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by Friede Goldman Halter, Inc. in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Friede Goldman Halter and which are discussed in Friede Goldman Halter's Registration Statement on Form S-3, the 2002 Annual Report on Form 10-K, and subsequent Forms 10-Q. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.